WAIVER AND AMENDMENT

This WAIVER AND AMENDMENT (this “Amendment”) made and entered into the 14th day of March 2019, by and between PolarityTE, Inc., a Delaware corporation (the “Company”), and Denver Lough (the “Holder”), for the purpose of making certain waivers and modifications to the Registration Rights Agreement between the Company and Holder dated March 6, 2018 (the “Registration Rights Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Registration Rights Agreement. Except as specifically agreed to, waived or consented to herein, the terms of the Registration Rights Agreement shall remain in full force and effect.

RECITALS

WHEREAS, in connection with the Holder’s exchange of preferred stock of the Company for 7,050,000 shares of Common Stock, together with any shares of Common Stock issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing (the “Shares”), the Company and Holder entered into the Registration Rights Agreement pursuant to which the Company agreed to file a Registration Statement to register the Shares within six months, to use its best efforts to cause the Registration Statement to be declared effective by the Securities and Exchange Commission as promptly as possible following its filing, and to maintain the effectiveness of the Registration Statement until all of such Shares are sold or are otherwise able to be sold without volume restrictions pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, the Company has not filed a Registration Statement to register the Shares and the Holder has determined that it would not be beneficial for him as a stockholder of the Company to register any of the Shares at the present time because such registration could adversely affect the ability of the Company to seek future financing to fund its operations, which would adversely affect his interests as a stockholder;

WHEREAS, the Company and Holder wish to enter into this Amendment to waive and modify certain provision of the Registration Rights Agreement to their mutual benefit.

NOW THEREFORE, in consideration of the foregoing recitals, which are incorporated herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Waiver of the Application of Section 2(a) in the Registration Rights Agreement Prior to Amendment. The Holder hereby waives all obligations of the Company pursuant to Section 2(a) of the Registration Rights Agreement as in effect prior to the date of this Amendment, including, without limitation, any obligation to register the Registrable Securities under the Securities Act or have a Registration Statement covering the resale of the Registrable Securities declared effective and remain effective during the Effectiveness Period, and such obligations are terminated in their entirety. The Holder hereby waives any right to specific performance and all claims, damages, penalties, and defaults related to the Company not filing a Registration Statement covering the resale of the Shares under Section 2(a) of the Registration Rights Agreement on or before the date of this Amendment.

2. Amendment of the Application of Section 2(a) in the Registration Rights Agreement. Section 2(a) of the Registration Rights Agreement is amended as of the date of this Amendment to read as follows:

(a)       From and after June 30, 2019, the Holder shall have the right to require, upon delivery of a written request to the Company signed by the Holder, that the Company file a Registration Statement within 60 days of such request (subject to any restrictions imposed by Rule 415 or required by the Staff or the Commission) for re-sale of the Shares by the Holder in a manner acceptable to the Holder, and following such request the Company shall cause to be filed and keep effective such Registration Statement in the same manner as otherwise contemplated in this Agreement for Registration Statements hereunder, in each case until the earlier of: (i) the date all Registrable Securities held by the Holder have been sold pursuant to an effective Registration Statement in a manner acceptable to the Holder, or (ii) the date one year from the date the Registration Statement is first effective; provided that such date shall be automatically extended for any period of time the Registration Statement is suspended or otherwise not effective during said one-year period.

3. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. If any signature is delivered by facsimile transmission or by an e-mail that contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

IN WITNESS WHEREOF, the Holder and the Company have caused this Amendment to be duly executed as of the date first written above.

COMPANY:

POLARITYTE, INC.

By:	/s/ Cameron Hoyler
Name:	Cameron Hoyler
Title:	General Counsel

HOLDER

/s/ Denver Lough
Denver Lough

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